Exhibit 10.1

2020 PERFORMANCE STOCK UNIT AWARD AGREEMENT

FOR COMPANY EMPLOYEES

UNDER THE WATTS WATER TECHNOLOGIES, INC.

SECOND AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

This award of performance stock units (“Performance Stock Units”) of Watts Water Technologies, Inc. (the “Company”) made to the grantee (the “Grantee”), as set forth in the Performance Stock Unit award notification provided through the Grantee’s stock plan account on the E*TRADE website, is subject to the provisions of the Company’s Second Amended and Restated 2004 Stock Incentive Plan (the “Plan”) and the terms and conditions contained in this 2020 Performance Stock Unit Award Agreement (the “Agreement”) and shall constitute Deferred Stock (as defined in the Plan) which is earned based on performance as provided herein.  By accepting the award of Performance Stock Units on the E*TRADE website, the Grantee agrees to the terms and conditions of this Agreement.

1.         Nature and Acceptance of Award.  This Performance Stock Unit award entitles the Grantee to receive a share of Class A Common Stock of the Company (“Stock”) for each Performance Stock Unit that is earned and vested as determined pursuant to Sections 3 and 5 below. The target number of Performance Stock Units the Grantee shall be eligible to earn and become vested in with respect to this Agreement is set forth on the E*TRADE website (the “Target Award”). The Grantee shall have no rights to the Performance Stock Units or to receive the Stock upon settlement of the Performance Stock Units under this Agreement unless he or she shall have accepted the Performance Stock Unit award and this Agreement through the E*TRADE website.  Unless and until the shares of Stock are actually issued to the Grantee upon settlement of the Performance Stock Units in accordance with this Agreement, the Grantee shall not by reason of being granted the Performance Stock Units be deemed to be a shareholder of the Company or to have any other right to the Stock, except as otherwise provided in this Agreement.

2.         Restrictions and Conditions.

(a)        The Performance Stock Units granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee.

(b)        Except as otherwise provided herein, if the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason (other than death, disability or due to Normal Retirement (as defined below)) prior to the last day of the Performance Period, all Performance Stock Units shall be immediately and automatically forfeited to the Company upon termination of employment, without payment of any consideration to the Grantee.  The Grantee shall have no further rights with respect to the Performance Stock Units or to receive shares of Stock with respect thereto.

(c)        Notwithstanding the foregoing, if the Grantee’s employment or service is terminated by reason of death or disability (as determined by the Administrator):

(i)         if the date of termination of service is within the last twelve months of the Performance Period, then the determination of number of Performance Stock Units earned and vested will be conducted as if the Participant had not terminated employment; and

(ii)       if the date of termination of service is within the first twenty-four months of the Performance Period, then the number of Performance Stock Units earned and vested shall be determined by multiplying the Target Award by a fraction, the numerator of which is the number of days from the start of the Performance Period to and including the date of termination of service, and the denominator of which is the number of days in the Performance Period, with such date of termination of service being a Payment Date under Section 4.

(d)        Notwithstanding the foregoing, if the Grantee’s employment or service is terminated due to Normal Retirement (as defined below) prior to the last day of the Performance Period, then the Performance Stock Units shall continue to vest in accordance with the vesting provisions of this Section 2(d) and be settled on the Payment Date,  but only if Grantee (i) has complied with the provisions of Section 10 at all times during his or her employment, (ii) continues to comply with the provisions of Section 10, and (iii) if deemed necessary by the Company to have an enforceable non-compete similar to that provided in Section 10(b), then to execute and not revoke or violate a separate Non-Competition Agreement the terms of which are substantially similar to those set forth in Section 10 below.  For the avoidance of doubt, if (A) the Grantee violates the provisions of Section 10, (B) fails to execute a Non-Competition Agreement as may be requested by the Company, (C) revokes or violates any Non-Competition Agreement so executed, or (D) the obligations set forth in Section 10(b) or the Non-Competition Agreement are deemed unenforceable, then the Performance Stock Units shall not continue to vest pursuant to this Section 2(d) and any unvested Performance Stock Units shall be immediately and automatically forfeited to the Company without any further action required by the Company. The portion of the Performance Stock Units that are eligible to vest in accordance with this Section 2(d) shall be determined by multiplying (A) the Earned Performance Stock Units determined pursuant to Section 3 below for the entire Performance Period, by (B) a fraction, the numerator of which is the number of days the Grantee was continually employed since the beginning of the Performance Period and the denominator of which is the number of days in the Performance Period.

3.         Determination of Number of Performance Stock Units Earned.

(a)        No Performance Stock Units shall be earned or vested unless the Company’s ROIC (as defined below) equals or exceeds ___% (the “Minimum Performance Goal”).

(b)        If the Minimum Performance Goal is obtained, then the number of Performance Stock Units that will be earned and vested, if any, for the Performance Period shall be determined as follows:

Earned Performance Stock Units = Payout Percentage x Target Award

The “Payout Percentage” is based on the Company’s achievement with respect to (i) “ROIC” (as defined below) and “Revenue CAGR” (as defined below) (the “Performance Goals”), as determined at the end of the Performance Period in accordance with the following table:

3 Year Revenue CAGR	ROIC
	Below Threshold	Threshold	Target	Maximum
	Payout Percentage
Below Threshold	0%	60%	75%	100%
Threshold	60%	60%	75%	125%
Target	80%	80%	100%	150%
Maximum	100%	100%	150%	200%

Achievement between (i) below threshold and threshold, (ii) threshold and target and (iii) target and maximum will be interpolated linearly.  All Performance Stock Units that are not earned at the end of the Performance Period shall be forfeited.

(c)        Defined Terms.

(i)         “Average Invested Capital” shall mean the average of invested capital as of December 31, 2021 and the invested capital as of December 31, 2022 where the invested capital is defined as the sum of the Company’s long-term debt plus the current portion of long-term debt, less cash, cash equivalents and investments, plus stockholder equity.

(ii)       “Normal Retirement” shall mean any termination of the Grantee’s employment (other than a Company-initiated termination for Cause) after the date the Grantee attains age 55 and completes 10 or more years of employment or service with the Company or one of its Subsidiaries (as determined by the Administrator).  “Cause” shall mean (i) an act constituting a felony; (ii) fraud or dishonesty that results in or is likely to result in economic damage to the Company; or (iii) willful misconduct in the performance of duties.

(iii)      “Performance Period” shall mean January 1, 2020 through and including December 31, 2022.

(iv)       “Revenue CAGR” shall mean the 3-year compound annual growth rate in the Company’s revenue during the Performance Period. For the purposes of calculating Revenue CAGR under this Agreement, the revenue shall be adjusted to reflect foreign exchange and proforma revenue in the base year 2019 (adjusted for acquisitions and divestitures).

(v)        “ROIC” shall mean the Company’s return on Average Invested Capital calculated as a percentage for the twelve-month period ending on the last day of the Performance Period by dividing net operating profit after tax by Average Invested Capital.  For the purposes of calculating ROIC under this Agreement, “net operating profit” shall be adjusted to exclude the impact of all restructuring, foreign exchange, impairments, legal settlements, employee separation costs, product liability charges, retroactive tax law changes, and other significant, unforeseen events outside of the Company’s control to the extent such items were not contemplated and included in the Company’s 2020-2024 Strategic Plan, upon which the ROIC goals were based.

(d)        The Revenue CAGR and ROIC goals shall be adjusted to reflect the impact of any acquisition or disposition of an entity, business or business segment during the Performance Period.

4.         Settlement and Payment of Performance Stock Units.

(a)        Except as otherwise provided for payment upon a Sale Event or under Section 2(c)(ii), any earned Performance Stock Units shall be settled and shares of Stock issued to the Grantee as soon as administratively practicable following the Administrator’s certification of the achievement of the Performance Goals at the end of the Performance Period (such date of settlement being the “Payment Date”); provided, that the Payment Date shall occur no later than March 15 of the year following the end of the Performance Period.  Performance Stock Units earned under Section 2(c)(ii) shall be settled and shares of Stock issued to the Grantee or the Grantee’s beneficiary as soon as administratively practicable following the Grantee’s termination of service, but no later than March 15 of the year following the year of Grantee’s termination of service.

(b)        Notwithstanding anything herein to the contrary, the Company may postpone the issuance of the shares of Stock until it is satisfied that the issuance of such Stock will not violate any applicable law. The actual issuance of the shares of Stock shall be subject to such terms and conditions as the Company may establish from time to time in order to comply with applicable law.

(c)        Notwithstanding anything herein to the contrary, the Administrator may adjust the calculation of Revenue CAGR and/or ROIC to exclude certain items that were not contemplated and included in the Company’s 2020-2024 Strategic Plan if, in its sole judgment, such adjustment is appropriate.

(d)        Notwithstanding anything herein to the contrary, the Administrator may, in its discretion, grant additional Performance Stock Units to a Grantee at the time of settlement to account for demonstrated quality of performance; provided that the number of Performance Stock Units earned by Grantee under this Agreement may not exceed 200% of the Target Award.

(e)        Notwithstanding anything herein to the contrary, the Administrator may, in its discretion, decrease the number of Performance Stock Units earned by the Grantee at the time of settlement in exceptional circumstances or for good reason.

5.         Sale Event.  In the event of a Sale Event during the Performance Period, the Performance Stock Units will be deemed to have been earned at the greater of (a) the Target Award, or (b) the number of Performance Stock Units that would be earned based on the actual performance of the Company determined as if the Company’s last quarter end prior to the date of the Sale Event was the last day of the Performance Period.  The Performance Stock Units will become payable in shares of Stock or cash, as the Administrator may determine, within sixty (60) days following the Sale Event.

6.         Dividend Equivalent Rights.  If the Company pays a cash dividend on its Stock during the Performance Period, then the Grantee has the right to receive a cash payment at the time the earned and vested Performance Stock Units are settled determined by (a) multiplying the value of the dividends paid on a share of Stock during the Performance Period by the number of Performance Stock Units actually earned and vested at the end of the Performance Period (“Dividend Equivalents”). The right to Dividend Equivalents will cease and be forfeited upon the forfeiture and cancellation of the Performance Stock Units under this Agreement.

7.         Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

8.         Limitations on Transferability.  This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

9.         Tax Withholding.  The Grantee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Grantee any federal, state, local or other taxes of any kind required by law to be withheld with respect to the grant, settlement or payment of the Performance Stock Units.  The Grantee shall satisfy such tax withholding obligations on the Performance Stock Units by transferring to the Company, on each date on which such tax liability shall arise, such number of shares of Stock as have a Fair Market Value equal to the amount of the Company’s minimum required tax withholding obligation.  Such delivery of Stock to the Company shall be deemed to happen automatically, without any action required on the part of the Grantee, and the Company is hereby authorized to take such actions as are necessary to effect such delivery.

10.       Non-Solicitation,  Non-Disparagement and Non-Competition for Retiree Vesting.

(a)        In consideration of the Company entering into this Agreement with the Grantee, the Grantee agrees that throughout his or her term of employment with the Company and for a period of twelve (12) months following the Grantee’s date of termination with the Company, the Grantee shall not, directly or indirectly: (i) divert or attempt to divert or assist others in diverting any business of the Company by soliciting, contacting or communicating with any customer or supplier of the Company with whom the Grantee has direct or indirect contact or upon termination of employment has had direct or indirect contact during the twelve (12) month period immediately preceding the Grantee’s date of termination with the Company; (ii) solicit, induce, attempt to induce or assist others in attempting to induce any employee or other service provider of the Company with whom the Grantee has worked or had material contact with, during the twelve (12) month period immediately preceding the termination of the Grantee’s employment, to leave the employment of the Company or a subsidiary of the Company or to accept employment or affiliation with any other company or firm of which the Grantee becomes an employee, owner, partner or consultant; or (iii) make any statements, orally or in writing, cause to be published or in any way disseminate any information concerning the Company or any subsidiaries of the Company concerning the Company’s business, business operations or business practices that in any way, in form or substance, harms, disparages or otherwise casts an unfavorable light upon the Company or any subsidiaries of the Company or upon any of their reputations or standing in the business community or the community as a whole.  The provisions of this Section 10 do not prohibit the Grantee from communicating with, cooperating with, or providing information to the Securities and Exchange Commission, the Department of Labor, the EEOC, the NLRB, or any government agency that might be interpreted as disparaging.  In consideration of the Company entering into this Agreement with the Grantee, the Grantee further agrees that throughout his or her term of employment with the Company, except on behalf of the Company, the Grantee shall not, directly or indirectly, engage in or participate in, or prepare to engage in or participate in, the Business, or provide services in any capacity to any person or entity engaged in or preparing to engage in the Business in competition with the Company. For purposes of this Section 10 and each subpart, “Company” shall include the Company and any parent company, subsidiary, or affiliated company of the Company and any of their respective successors or assigns.

(b)        In consideration of the continued vesting of the Grantee’s Performance Stock Units pursuant to Section 2(d) above, the Grantee agrees that throughout his or her term of employment with the Company and following the Grantee’s termination with the Company due to Normal Retirement through the Payment Date, the Grantee will not, directly or indirectly, either through any form of ownership (other than ownership of securities of a publicly-held corporation of which the Grantee owns, or has real or contingent rights to own, two percent (2%) or less of any class of outstanding securities) or as a director, officer, principal, agent, employee, employer, advisor, consultant, investor, member, partner or in any other individual or representative capacity whatsoever, either for Grantee’s own benefit or for the benefit of any other person, (i) engage or participate in, or prepare to engage in or participate in, the Business or (ii) manage, join, operate, lend to, invest in, control, or render any services to any person or entity engaged in or preparing to engage in the Business, in each case (i) and (ii) in competition with the Company anywhere in the Restricted Territory.  For purposes of this Agreement, the “Restricted Territory” means each city, county, state, territory and country in which (i) Grantee provided services or had a material presence or influence at any time during the last two (2) years of Grantee’s employment with the Company or (ii) the Company is engaged in or is preparing to engage in the Business as of the date of Grantee’s termination of employment, which Grantee acknowledges includes the Americas, Europe, and Asia-Pacific, Middle East and Africa.  For purposes of this Agreement, “Business” means the business of (i) supplying products and systems that manage and conserve the flow of fluids and energy into, through and out of buildings in the residential and commercial markets, (ii)  designing, fabricating and distributing residential and commercial flow control products, HVAC and gas products, drainage and water re-use products as well as water quality products, and (iii) any other business the Company is engaged in or preparing to engage in as of the date of Grantee’s termination of employment.

(c)        The Grantee and the Company acknowledge and mutually agree that the continued vesting of the Performance Stock Units pursuant to Section 2(d) above following the Grantee’s termination is sufficient consideration to enforce the non-competition provision set forth in Section 10(b) above.  The non-competition provision set forth in Section 10(b) shall take effect on the date Grantee accepts this Agreement through the E*TRADE website.

11.       Compensation Recovery Policy.  Notwithstanding anything contained in this Agreement to the contrary, all Performance Stock Units awarded under this Agreement, and any shares of Stock issued upon settlement hereunder shall be subject to forfeiture or repayment pursuant to the terms of the Company’s Compensation Recovery Policy as in effect from time to time, including any amendments necessary for compliance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

12.       Miscellaneous.

(a)        Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Grantee at the address on file with the Company, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)        This Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Company or any Subsidiary. Further, Grantee understands and agrees that Grantee’s employment with the Company is and shall remain at-will. Nothing in this Agreement is intended to modify the at-will nature of Grantee’s employment relationship with the Company.

(c)        Grantee acknowledges that Grantee has the right to consult with independent legal counsel prior to accepting this Agreement and that Grantee either consulted, or on Grantee’s own volition chose not to consult, with such counsel.